CINERGY CORP.
                                BALANCE SHEET
                           As of September 30, 2000
                                 (unaudited)
                            (dollars in thousands)

ASSETS

                                                      Actual

Current Assets
  Cash and cash equivalents                        $     8,184
  Notes receivable from affiliated companies             7,360
  Accounts receivable less accumulated provision
    for doubtful accounts of $0 at September 30,
    2000, and $0 at December 31, 1999                      704
  Accounts receivable from affiliated companies        589,984
  Prepayments and other                                  1,273
      Total Current Assets                             607,505

Other Assets
  Investments in consolidated subsidiaries           2,902,147
  Investments in unconsolidated subsidiaries            (4,100)
  Other                                                  8,907
      Total Other Assets                             2,906,954

Total Assets                                       $ 3,514,459

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                          CINERGY CORP.
                          BALANCE SHEET
                      As of September 30, 2000
                            (unaudited)
                       (dollars in thousands)

LIABILITIES AND SHAREHOLDERS EQUITY

                                                      Actual

Current Liabilities
  Accounts payable                                 $      (35)
  Accounts payable to affiliated companies             16,420
  Accrued taxes                                        (1,822)
  Accrued interest                                     10,063
  Notes payable and other short-term obligations      325,050

      Total Current Liabilities                       349,676

Non-Current Liabilities
  Long-term debt                                      399,718
  Deferred income taxes                                  (438)
  Other                                                    67
      Total Non-Current Liabilities                   399,347

Total Liabilities                                     749,023

Common Stock Equity
  Common stock - $.01 par value; authorized
    shares - 600,000,000; outstanding shares -
    158,967,661 at September 30, 2000, and
    158,923,399 at December 31, 1999                    1,590
  Paid-in capital                                   1,616,456
  Retained earnings                                 1,158,328
  Accumulated other comprehensive income (loss)       (10,938)
      Total Common Stock Equity                     2,765,436

Total Liabilities and Shareholders' Equity         $3,514,459


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                        CINERGY CORP.
                    STATEMENT OF INCOME
         For the twelve months ended September 30, 2000
                          (unaudited)
            (in thousands, except per share amounts)


                                                 Actual

Operating Expenses
  Operation and maintenance                    $    8,292
  Taxes other than income taxes                       619
Total Operating Expenses                            8,911

Operating Income (Loss)                            (8,911)

Equity in Earnings of Consolidated
  Subsidiaries                               413,689
Miscellaneous - Net                                30,366
Interest Expense                                   37,190
                                                  406,865

Income Before Taxes                               397,954

Income Taxes                                       (5,190)

Net Income                                     $  403,144

Average Common Shares Outstanding                 158,927

Earnings Per Common Share
  Net income                                        $2.53

Earnings Per Common Share - Assuming Dilution
  Net income                                        $2.52

Dividends Declared Per Common Share                 $1.80